Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Second Quarter 2013 Financial Results

•	EPS Increase 9 Percent to $2.05

•	Sales Total $6.3 Billion

•	Free Cash Flow Before Voluntary Pension Contributions $692 Million

•	6.1 Million Shares Repurchased in Q2; 12.6 Million Shares Year-to-Date

•	2013 Sales Guidance Increased to Approximately $24.3 Billion

•	2013 EPS Guidance Increased to $7.60 to $7.80

FALLS CHURCH, Va. – July 24, 2013 – Northrop Grumman Corporation (NYSE: NOC) second quarter 2013 net earnings increased 2 percent to $488 million, or $2.05 per diluted share, from $480 million, or $1.88 per diluted share, in the second quarter of 2012. Second quarter 2013 earnings include a $30 million pre-tax charge, or $0.08 per share, principally related to "make-whole" premiums paid to redeem $850 million of senior notes on June 27, 2013. Second quarter 2013 diluted earnings per share are based on 237.5 million weighted average shares outstanding compared with 254.7 million shares in the second quarter of 2012, a 7 percent decrease. The company repurchased 6.1 million shares of its common stock in the 2013 second quarter, and 12.6 million shares year-to-date, consistent with its previously announced goal of repurchasing approximately 60 million shares of its common stock by the end of 2015, market conditions permitting.
“Second quarter and year-to-date financial results reflect the hard work and dedication of the entire Northrop Grumman team. As a company, we remain focused on program performance, effective cash deployment and portfolio alignment as we continue to create value for our shareholders, customers and employees,” said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2013 Financial Results	2

Table 1 — Financial Highlights

	Second Quarter		Six Months
($ in millions, except per share amounts)	2013	2012	2013	2012
Sales	$6,294	$6,274	$12,398	$12,472
Segment operating income[1]	797	782	1,545	1,571
Segment operating margin rate[1]	12.7%	12.5%	12.5%	12.6%
Operating income	806	774	1,565	1,570
Operating margin rate	12.8%	12.3%	12.6%	12.6%
Net earnings	488	480	977	986
Diluted EPS	2.05	1.88	4.08	3.84
Cash provided by operations	328	876	329	771
Free cash flow[1]	280	825	241	639

Pension-adjusted Operating Highlights
Operating income	806	774	1,565	1,570
Net FAS/CAS pension adjustment[1]	(31)	(35)	(64)	(67)
Pension-adjusted operating income[1]	$775	$739	$1,501	$1,503
Pension-adjusted operating margin rate[1]	12.3%	11.8%	12.1%	12.1%

Pension-adjusted Per Share Data
Diluted EPS	$2.05	$1.88	$4.08	$3.84
After-tax net pension adjustment per share[1]	(0.08)	(0.09)	(0.17)	(0.17)
Pension-adjusted diluted EPS[1]	$1.97	$1.79	$3.91	$3.67
Weighted average shares outstanding — Basic	234.0	250.8	235.2	252.0
Dilutive effect of stock options and stock awards	3.5	3.9	4.0	4.5
Weighted average shares outstanding — Diluted	237.5	254.7	239.2	256.5

[1]	Non-GAAP metric — see definitions at the end of this press release.
 Second quarter 2013 total operating income increased $32 million or 4 percent, and operating margin rate increased 50 basis points to 12.8 percent. Higher operating income reflects higher segment operating income and lower corporate unallocated expenses than in the prior year period. Second quarter 2013 segment operating income increased 2 percent from the prior year period due to a $20 million sales increase and a $25 million increase in net favorable performance adjustments. Segment operating margin rate improved 20 basis points to 12.7 percent.
As of June 30, 2013, total backlog was $37.7 billion compared with $40.8 billion as of Dec. 31, 2012. Second quarter 2013 new awards totaled $5.5 billion. The decline in backlog and new awards is primarily due to reduced customer spending in response to the current U.S. government budget environment.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2013 Financial Results	3

Table 2 — Cash Flow Highlights

	Second Quarter		Six Months
($ millions)	2013	2012	2013	2012
Cash provided by operating activities before discretionary pension contributions[1]	$740	$876	$741	$771
After-tax discretionary pension pre-funding impact	(412)	—	(412)	—
Net cash provided by operating activities	$328	$876	$329	$771
Less:
Capital expenditures	(48)	(51)	(88)	(132)
Free cash flow[1]	$280	$825	$241	$639
After-tax discretionary pension pre-funding impact	412	—	412	—
Free cash flow provided by operating activities before discretionary pension contributions[1]	$692	$825	$653	$639

[1]	Non-GAAP metric — see definitions at the end of this press release.
Second quarter 2013 cash provided by operating activities before discretionary pension contributions was $740 million compared with $876 million in the prior year period. Second quarter 2013 free cash flow provided by operating activities before discretionary pension contributions was $692 million.
Changes in cash and cash equivalents include the following items for cash from operations, investing and financing through June 30, 2013:
Operations

•	$329 million provided by operations

Investing

•	$88 million for capital expenditures

Financing

•	$921 million for repurchases of common stock

•	$2.84 billion net proceeds from issuance of long-term debt

•	$877 million for redemption of long-term debt

•	$272 million for dividends

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2013 Financial Results	4

2013 Guidance Updated

($ in millions, except per share amounts)	Prior			Current

Sales	~24,000			~24,300

Segment operating margin %[1]	Low to mid 11%			~12%

Operating margin %	High 10% to Low 11%			~12%

Diluted EPS	6.85	—	7.15	7.60	—	7.80

Cash provided by operations before after-tax impact of discretionary pension pre-funding contributions[1]	2,100	—	2,400	2,100	—	2,400

Free cash flow before after-tax impact of discretionary pension pre-funding contributions[1]	1,700	—	2,000	1,700	—	2,000

[1] Non-GAAP metric - see definitions at the end of this press release.
The company's updated 2013 financial guidance is based on the funding levels provided for by the FY 2013 appropriations bill enacted on March 26, 2013, as impacted by sequestration, and assumes that an appropriations bill or continuing resolution for FY 2014 will be in effect beginning on Oct. 1, 2013, in each case continuing to support and fund the company's programs. Guidance for 2013 also assumes no disruption or shutdown of government operations resulting from a federal government debt ceiling breach and no cancellation or termination of any of our significant programs.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2013 Financial Results	5

Table 3 — Business Results
Consolidated Sales & Segment Operating Income1

	Second Quarter			Six Months
($ millions)	2013	2012	Change	2013	2012	Change
Sales
Aerospace Systems	$2,613	$2,404	9%	$5,098	$4,787	6%
Electronic Systems	1,771	1,744	2%	3,492	3,468	1%
Information Systems	1,689	1,856	(9%)	3,363	3,700	(9%)
Technical Services	722	783	(8%)	1,439	1,533	(6%)
Intersegment eliminations	(501)	(513)		(994)	(1,016)
	6,294	6,274	—	12,398	12,472	(1%)
Segment operating income[1]
Aerospace Systems	336	292	15%	606	571	6%
Electronic Systems	322	276	17%	618	580	7%
Information Systems	141	202	(30%)	312	407	(23%)
Technical Services	69	74	(7%)	134	144	(7%)
Intersegment eliminations	(71)	(62)		(125)	(131)
Segment operating income[1]	797	782	2%	1,545	1,571	(2%)
Segment operating margin rate[1]	12.7%	12.5%	20 bps	12.5%	12.6%	(10) bps
Reconciliation to operating income
Net pension adjustment[1]	31	35	(11%)	64	67	(4%)
Unallocated corporate expenses	(21)	(39)	46%	(40)	(62)	35%
Other	(1)	(4)	75%	(4)	(6)	33%
Operating income	806	774	4%	1,565	1,570	—
Operating margin rate	12.8%	12.3%	50 bps	12.6%	12.6%	—
Interest expense	(60)	(52)	(15%)	(113)	(105)	(8%)
Other, net	(22)	5	(540%)	(16)	18	(189%)
Earnings before income taxes	724	727	—	1,436	1,483	(3%)
Federal and foreign income tax expense	(236)	(247)	4%	(459)	(497)	8%
Net earnings	$488	$480	2%	$977	$986	(1%)

[1]	Non-GAAP metric — see definitions at the end of this press release.
Other, net for the second quarter of 2013 was an expense of $22 million compared with income of $5 million in the prior year period due to a $30 million pre-tax charge, principally for "make-whole" premiums paid to redeem $850 million of long-term debt in June 2013.
Federal and foreign income tax expense totaled $236 million in the second quarter of 2013, compared with $247 million in the prior year period. The effective tax rate for the 2013 second quarter declined to 32.6 percent from 34.0 percent in the prior year period. The lower effective tax rate reflects the benefit of the American Taxpayer Relief Act, which reinstated research tax credits for years 2012 and 2013.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2013 Financial Results	6

Aerospace Systems ($ millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Sales	$2,613	$2,404	8.7%	$5,098	$4,787	6.5%
Operating income	336	292	15.1%	606	571	6.1%
Operating margin rate	12.9%	12.1%		11.9%	11.9%
Aerospace Systems second quarter 2013 sales increased 9 percent due to higher volume for manned military aircraft, unmanned and space programs. The increase in manned military aircraft is principally due to higher F-35 volume resulting from the delivery of 11 units under low rate initial production lot 5 (LRIP 5), the first lot accounted for under the units-of-delivery method. There were no deliveries under LRIP 5 in the second quarter of 2012. Higher unmanned volume reflects the ramp-up of unmanned programs, principally NATO AGS and Fire Scout, partially offset by lower Global Hawk volume. The increase in space sales is due to higher volume for the AEHF and James Webb Space Telescope programs, partially offset by lower volume for restricted programs.
Aerospace Systems second quarter 2013 operating income increased 15 percent and operating margin rate increased 80 basis points to 12.9 percent. The increase in operating income is due to higher sales volume described above as well as higher net favorable adjustments than in the prior year period, principally for improved performance on space programs.
Electronic Systems ($ millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Sales	$1,771	$1,744	1.5%	$3,492	$3,468	0.7%
Operating income	322	276	16.7%	618	580	6.6%
Operating margin rate	18.2%	15.8%		17.7%	16.7%
Electronic Systems second quarter 2013 sales increased 2 percent from the prior year period and include higher volume for international, tactical sensor and space programs. Higher volume for these programs was partially offset by lower volume for navigation, combat avionics and maritime systems due to program completions, as well as lower volume for laser systems and infrared countermeasures.
Electronic Systems second quarter 2013 operating income increased 17 percent, and operating margin rate increased 240 basis points to 18.2 percent. Higher 2013 operating income and margin rate reflect improved performance and a higher level of net favorable adjustments than in the prior year period due to improved performance in marine and space programs.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2013 Financial Results	7

Information Systems ($ millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Sales	$1,689	$1,856	(9.0%)	$3,363	$3,700	(9.1%)
Operating income	141	202	(30.2%)	312	407	(23.3%)
Operating margin rate	8.3%	10.9%		9.3%	11.0%
Information Systems second quarter 2013 sales declined 9 percent. The transfer of intercompany efforts to the company's shared services organization and portfolio shaping accounted for $33 million of the decline. Excluding the transfer and portfolio shaping, second quarter sales declined 7 percent due to lower funding levels and contract completions across the portfolio, including programs impacted by in-theater force reductions.
Information Systems second quarter 2013 operating income decreased 30 percent and operating margin rate was 8.3 percent. Second quarter 2013 operating income and margin rate reflect lower sales and a $27 million reduction in net favorable adjustments from the prior year period.
Technical Services ($ millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Sales	$722	$783	(7.8%)	$1,439	$1,533	(6.1%)
Operating income	69	74	(6.8%)	134	144	(6.9%)
Operating margin rate	9.6%	9.5%		9.3%	9.4%
Technical Services second quarter 2013 sales declined 8 percent, principally due to lower volume for the KC-10 and ICBM programs as well as portfolio shaping actions.
Technical Services second quarter 2013 operating income decreased 7 percent, and operating margin rate totaled 9.6 percent. The decline in operating income is primarily due to lower sales; operating margin rate is comparable to the prior year period.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2013 Financial Results	8

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on July 24, 2013. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

This release and the attachments contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” "anticipate,” “trends,” “guidance,” "goal," and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, statements relating to our future financial condition and operating results. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, risks related to: the assumptions on which our guidance is based; our dependence on U.S. Government contracts; the effect of economic conditions in the United States and globally; changes in government and customer priorities and requirements; government budgetary constraints; shifts or reductions in defense spending resulting from sequestration under the Budget Control Act of 2011, a continuing resolution with limited new starts, the lack of annual appropriations legislation or otherwise; debt-ceiling limits and disruption to or shutdown of government operations; changes in import and export policies; changes in customer short-range and long-range plans; major program terminations; the acquisition, deferral, reduction or termination of contracts or programs; market conditions; our ability to access capital; interest and discount rates or other changes that may impact pension plan assumptions and actual returns on pension plan assets; the outcome of litigation, claims, audits, appeals, bid protests and investigations; the adequacy of our insurance coverage and recoveries; the costs of environmental remediation; our ability to attract and retain qualified personnel; changes in organizational structure and reporting segments; acquisitions, dispositions, spin-off transactions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; the effects of legislation, regulations, and other changes in accounting, tax or defense procurement rules or practices; technical, operational or quality setbacks in contract performance; issues with, and financial viability of, key suppliers and subcontractors; availability of materials and supplies; controlling costs of fixed-price development programs; domestic and international competition; legal, financial and governmental risks related to international transactions; potential security threats, information technology attacks, natural disasters and other disruptions not under our control; and other risk factors and other important factors disclosed in our Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission.
You should not put undue reliance on any forward-looking statements in this release. These forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
$ in millions, except per share amounts	2013	2012	2013	2012
Sales
Product	$3,593	$3,399	$7,014	$6,740
Service	2,701	2,875	5,384	5,732
Total sales	6,294	6,274	12,398	12,472
Operating costs and expenses
Product	2,703	2,604	5,334	5,131
Service	2,203	2,316	4,359	4,630
General and administrative expenses	582	580	1,140	1,141
Operating income	806	774	1,565	1,570
Other (expense) income
Interest expense	(60)	(52)	(113)	(105)
Other, net	(22)	5	(16)	18
Earnings before income taxes	724	727	1,436	1,483
Federal and foreign income tax expense	236	247	459	497
Net earnings	$488	$480	$977	$986

Basic earnings per share	$2.09	$1.91	$4.15	$3.91
Weighted-average common shares outstanding, in millions	234.0	250.8	235.2	252.0
Diluted earnings per share	$2.05	$1.88	$4.08	$3.84
Weighted-average diluted shares outstanding, in millions	237.5	254.7	239.2	256.5

Net earnings (from above)	$488	$480	$977	$986
Other comprehensive income
Change in unamortized benefit plan costs, net of tax	79	54	159	104
Change in cumulative translation adjustment	9	(15)	(7)	(9)
Other comprehensive income, net of tax	88	39	152	95
Comprehensive income	$576	$519	$1,129	$1,081

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

$ in millions	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$ 4,904	$ 3,862
Accounts receivable, net of progress payments	3,124	2,858
Inventoried costs, net of progress payments	745	798
Deferred tax assets	551	574
Prepaid expenses and other current assets	240	300
Total current assets	9,564	8,392
Property, plant and equipment, net of accumulated depreciation of $4,283 in 2013 and $4,146 in 2012	2,783	2,887
Goodwill	12,437	12,431
Non-current deferred tax assets	1,429	1,542
Other non-current assets	1,295	1,291
Total assets	$27,508	$26,543

Liabilities
Trade accounts payable	$ 1,195	$ 1,392
Accrued employee compensation	1,001	1,173
Advance payments and billings in excess of costs incurred	1,802	1,759
Other current liabilities	1,641	1,732
Total current liabilities	5,639	6,056
Long-term debt, net of current portion	5,929	3,930
Pension and post-retirement benefit plan liabilities	5,426	6,085
Other non-current liabilities	956	958
Total liabilities	17,950	17,029

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2013—230,801,552 and 2012—239,209,812	231	239
Paid-in capital	2,124	2,924
Retained earnings	11,838	11,138
Accumulated other comprehensive loss	(4,635)	(4,787)
Total shareholders’ equity	9,558	9,514
Total liabilities and shareholders’ equity	$27,508	$26,543

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30
$ in millions	2013	2012
Operating activities
Sources of cash
Cash received from customers
Collections on billings	$ 9,558	$ 9,911
Progress payments	2,554	2,553
Other cash receipts	32	38
Total sources of cash	12,144	12,502
Uses of cash
Cash paid to suppliers and employees	(10,702)	(10,969)
Pension contributions	(543)	(33)
Interest paid, net of interest received	(111)	(102)
Income taxes paid, net of refunds received	(412)	(584)
Other cash payments	(47)	(43)
Total uses of cash	(11,815)	(11,731)
Net cash provided by operating activities	329	771
Investing activities
Capital expenditures	(88)	(132)
Maturities of short-term investments	—	250
Other investing activities, net	6	44
Net cash (used in) provided by investing activities	(82)	162
Financing activities
Net proceeds from issuance of long-term debt	2,841	—
Common stock repurchases	(921)	(555)
Payments of long-term debt	(877)	—
Cash dividends paid	(272)	(265)
Proceeds from exercises of stock options	110	67
Other financing activities, net	(86)	(34)
Net cash provided by (used in) financing activities	795	(787)
Increase in cash and cash equivalents	1,042	146
Cash and cash equivalents, beginning of year	3,862	3,002
Cash and cash equivalents, end of period	$ 4,904	$ 3,148

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30
$ in millions	2013	2012
Reconciliation of net earnings to net cash provided by operating activities
Net earnings	$977	$986
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	225	243
Stock-based compensation	71	76
Excess tax benefits from stock-based compensation	(27)	(29)
Deferred income taxes	33	(21)
(Increase) decrease in assets:
Accounts receivable, net	(268)	(175)
Inventoried costs, net	62	143
Prepaid expenses and other assets	6	(95)
Increase (decrease) in liabilities:
Accounts payable and accruals	(430)	(453)
Income taxes payable	60	(22)
Retiree benefits	(397)	137
Other, net	17	(19)
Net cash provided by operating activities	$329	$771

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

	June 30, 2013			December 31, 2012
$ in millions	FUNDED (1)	UNFUNDED (2)	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$10,437	$8,376	$18,813	$19,594
Electronic Systems	7,251	1,732	8,983	9,471
Information Systems(3)	3,146	3,930	7,076	8,541
Technical Services	2,372	478	2,850	3,203
Total	$23,206	$14,516	$37,722	$40,809

(1)	Funded backlog represents firm orders for which funding is authorized and appropriated by the customer.

(2)
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated by the customer. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

(3)
Information Systems backlog as of June 30, 2013 includes a $1.0 billion adjustment primarily to reduce unfunded backlog for expired periods of performance on active contracts, including task orders on IDIQ contracts.

New Awards — The estimated values of contract awards included in backlog during the three months and six months ended June 30, 2013, were $5.5 billion and $10.3 billion, respectively. Net of the Information Systems backlog adjustments, contract awards for the three months and six months ended June 30, 2013, were $4.6 billion and $9.3 billion, respectively.

Northrop Grumman Reports Second Quarter 2013 Financial Results	14

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share, as defined below. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS, as reconciled in Table 1, as an internal measure of financial performance.
Cash provided by operating activities before discretionary pension contributions: Cash provided by operating activities before the after-tax impact of discretionary pension contributions. Cash provided by operating activities before discretionary pension contributions has been provided for consistency and comparability of 2013 and 2012 financial performance and is reconciled in Table 2.
Free cash flow: Cash provided by operating activities less capital expenditures (including outsourcing contract & related software costs). We use free cash flow as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow provided by operating activities before discretionary pension contributions: Free cash flow provided by operating activities before the after-tax impact of discretionary pension contributions. We use free cash flow provided by operating activities before discretionary pension contributions as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow provided by operating activities before discretionary pension contributions is reconciled in Table 2.
Net FAS/CAS pension adjustment: Pension expense determined in accordance with GAAP less pension expense allocated to the operating segments under U.S. Government Cost Accounting Standards (CAS). Net pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2013 and 2012 financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before net pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating margin rate, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income are unallocated corporate expenses, including unallowable or unallocable portions of management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses; net pension adjustment; and reversal of royalty income included in segment operating income. Management uses segment operating income, as reconciled in Table 3, as an internal measure of financial performance of our individual operating segments.
Segment operating margin rate: Segment operating income as defined above, divided by sales. Management uses segment operating margin rate, as reconciled in Table 3, as an internal measure of financial performance.
#

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media